Exhibit 99.1

Duos Technologies Group Reports 4th Quarter and FY 2024 Results

Issues guidance following a transformative year with the Company adding two new business lines, significantly strengthening the Balance Sheet and demonstrating enhanced operational capabilities for additional services and consulting related to the fast power business.

JACKSONVILLE, FL / Globe Newswire / March 31, 2025 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT) a provider of machine vision and artificial intelligence that analyzes fast moving vehicles, Edge Data Centers and power solutions, reported financial results for the fourth quarter (“Q4 2024”) and full year ended December 31, 2024.

Fourth Quarter 2024 and Recent Operational Highlights

•	Signed Asset Management Agreement (“AMA”) with New APR Energy and Fortress Investment Group value at up to $42 million to manage 850MW of Gas-Powered Turbines. This agreement includes a 5% equity stake in the parent of New APR Energy and is the largest contract in the Company’s history.
•	Secured a $5 million advance payment for future services related to the AMA providing low-cost interim working capital as the Company grows.
•	Initiated marketing campaign targeted at the Tier 3 and Tier 4 data center markets for the provision of Duos Edge AI Edge Data Centers (“EDC”s).
•	Acquired six EDCs for initial deployments to Texas Regional Schools as “anchor” locations for service provisions.
•	Installed an initial EDC site in Amarillo, Texas with contract to include primary power for the support of installation site in addition to backup power.
•	Developing a high-density Data Center Park in Pampa, Texas in cooperation with New APR Energy and the Pampa Energy Center. The project includes the deployment of two Edge Data Centers and up to 500MW of bridging and permanent power, to support growing AI hyperscalers and HPC demands.

•	Added further intellectual property with patents covering the Railcar Inspection Portal (“RIP®”) and issued potential “IP Infraction” letters to a Class 1 railroad and its technology partner.
•	Scanned almost 10 million railcar images on over 700,000 unique railcars for the full year. This metric encompasses all railcars scanned at locations across the U.S., Canada, and Mexico, representing approximately 44% of the total freight car population in North America.
•	Entering 2025, the Company estimates $50.5 million of revenue in backlog including near-term extensions.
•	Completed an At-The-Market (“ATM”) capital raise for approximately $7.5 million with an average price of greater than $5.00 per share and low issuance costs.

Fourth Quarter 2024 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Duos Edge AI, Inc., and Duos Energy Corporation.

Total revenue for Q4 2024 decreased 4% to $1.46 million compared to $1.53 million in the fourth quarter of 2023 (“Q4 2023”). Total revenue for Q4 2024 includes approximately $1.43 million in recurring services and consulting revenue, an increase of 9% over the same period. The increase in recurring services and consulting revenues was driven by new revenue from power consulting work, which was not present in the comparative period.

Cost of revenues for Q4 2024 increased 47% to $1.79 million compared to $1.22 million for Q4 2023. The increase in costs year-over-year stems from $548,121 in amortization expenses recorded in Q4 2024 to offset site revenue related to a nonmonetary transaction for the new services and data agreement signed during the second quarter of 2024. The Company also generated $415,580 in services and consulting revenue from power consulting work, which was provided at cost, further increasing the cost of revenue for services and consulting, which was also not present in the corresponding period of Q4, 2023.

Gross margin for Q4 2024 decreased 209% to negative $330,000 compared to $303,000 for Q4 2023. The decline in margin during the quarter was a direct result of lower business activity timing in the technology systems area of the business as well as $415,580 in services and consulting revenue from power consulting work, which was largely provided at cost, and had a onetime dilutive effect on gross margin. These same project revenues and subsequent margin impacts were absent during Q4, 2023.

Operating expenses for Q4 2024 decreased 21% to $2.76 million compared to $3.48 million for Q4 2023. The decrease in expenses is attributed to reductions in development and administrative costs due to the completion of certain activities and the impact of previously implemented cost reductions. The decrease in operating expenses was slightly offset by additional investments in sales resources for expansion of the commercial team in preparation of the business expansions planned for Power and Data Centers. Beginning in late Q3 2024 and throughout all of Q4 2024 the Company allocated personnel costs, typically recorded under operating expenses, to costs of revenue associated with power consulting efforts, allowing the Company to recover costs that it would not have otherwise allowing the Company to maintain certain key resources required for anticipated business growth.

Net operating loss for Q4 2024 totaled $3.09 million compared to net operating loss of $3.18 million for Q4 2023. The decrease in net operating loss was as a result of planned reductions in operating expenses offset by anticipated lower revenues which resulted in an overall decrease in operating loss compared to the same quarter in 2023.

Net loss for Q4 2024 totaled $3.41 million compared to a net loss of $3.16 million for Q4 2023 as a result of higher interest costs related to the acquisition of 3 Edge Data Centers.

Cash and cash equivalents at December 31, 2024 totaled $6.27 million compared to $2.44 million at December 31, 2023. As of year-end, the Company had an additional $0.40 million in receivables, bolstering its liquidity position to approximately $6.67 million. Duos also had an additional $0.80 million of inventory as of December 31, 2024, consisting primarily of long-lead items for future RIP installations.

Across January and February of 2025, the Company issued an aggregate of 633,683 shares of common stock at a weighted average price of $6.24 per share through its ATM offering program, generating total net proceeds of approximately $3,836,032.

Full Year 2024 Financial Results

Total revenue for the full year 2024, decreased 3% to $7.28 million, down from $7.47 million for 2023. Much of the decrease in overall revenues was due to ongoing customer-driven delays beyond the Company’s control related to the deployment of two high-speed transit-focused Railcar Inspection Portals (RIPs). Although the systems were largely ready in 2023, installation was delayed due to customer site preparation issues, which has prevented the Company from recognizing the next phase of revenue. However, in 2024, the Company secured an equitable adjustment as partial compensation for those delays and increased the total contract value by $1.4 million, a substantial portion of which was recognized during the year. The customer is now nearing completion of site preparation, and field installation is expected to progress in 2025 with anticipated completion in 2026. Meanwhile, the Company continued its transition toward a greater focus on AI software and support services. Services and consulting revenues increased by 31% compared to 2023, driven by the addition of new AI and subscription customers, higher service contract pricing, and $921,562 in new revenue from power consulting work, all which was not present in for the full year in 2023. Underlying recurring revenues also continued to grow as new maintenance contracts are being established on installations coming online during 2025. The Company anticipates continued growth in service revenue from both new and existing customers, supported by upcoming renewals, a growing backlog, and the next generation of technology systems currently in production and expected to be completed in 2025.

Cost of revenues for the full year 2024, increased 11% to $6.81 million, up from $6.16 million in the same period of 2023. The increase in cost of revenues was driven by $1,569,311 in amortization expenses recorded in 2024 to offset site revenue related to a non-monetary transaction for the new services and data agreement signed during the second quarter of 2024. The Company also generated $921,562 in services and consulting revenue from power consulting work, which although was provided at cost, was partially performed by existing Duos staff. Part of the work was the retention of outside consultants further increasing the cost of revenue for services and consulting, which was also not present in the corresponding period of 2023, but prepared the Company for the signing of the Asset Management Agreement and expected significant revenue increases in 2025 and beyond. The Company continues to put into service additional artificial intelligence algorithms and maintenance and support services which are high margin and represent only marginal increases in the requisite costs to deliver these services. Cost of revenues on technology systems decreased during the period compared to the equivalent period in 2023 in line with the decline in project revenues. The decline in costs generally follows the same year-over-year trend as project revenues due to timing differences in major project work. This is primarily related to the procurement and manufacturing of transit-focused RIPs. As we are near the end of the manufacturing cycle and begin preparations for field installation in 2025, the cost of revenues for technology systems decreases accordingly. In contrast, during the same period in 2023, the Company was still progressing through the advanced stages of procurement and manufacturing for these RIPs.

Gross margin for the full year 2024, decreased 64% to $469,000, down from $1.31 million in the same period of 2023. As noted above, the decline in margin was primarily driven by the timing of business activity related to the two high-speed, transit-focused Railcar Inspection Portals. In 2024, activity centered on the advanced stages of procurement and manufacturing for these systems, but customer driven delays in installation deferred the recognition of higher-margin revenue. Additionally, the Company generated $921,562 in services and consulting revenue from power consulting work that was provided at cost, which further diluted overall gross margin. These power consulting revenues, and their margin impacts were not present in 2023. The gross margin for 2024 was approximately 6%, compared to 18% in 2023. This decline also reflects the fixed nature of certain departmental costs and the evolving stage of project completion. When comparing year-over-year results, the timing of manufacturing and installation milestones should be taken into consideration, as they can significantly impact the gross margin profile in any given period.

Operating expenses for the full year 2024, decreased 10% to $11.45 million, down from $12.76 million in the same period of 2023. There was a 43% increase in sales and marketing driven by continued investment in the commercial team, including the addition of professionals with extensive experience and leadership across the rail, Edge data center, and power industries. Research and development expenses declined by 16%, primarily due to lower personnel costs allocated to R&D and reduced testing as a result of completion of certain activities for prospective technologies. General and administration costs decreased by 18%, influenced by reductions in headcount and related personnel expenses, as well as a decline in non-cash amortization charges associated with the forfeiture of approximately 781,323 share options during 2024. Further contributing to the decrease were reductions in consulting and legal expenses compared to 2023.

Net operating loss for the years ended, December 31, 2024 and 2023 were $10,983,526 and $11,446,566, respectively. The decrease in losses from operations during the year was the result of planned decreases in operating expenses, which offset the impact of lower revenues recorded in the period as a consequence of delays in going to field for the two high-speed RIPs for a passenger transit client, and the short term lower gross margins from the impact of the initial power industry consulting.

Net loss for the years ended December 31, 2024 and 2023 was $10,764,457 and $11,241,718, respectively. The decrease in overall net loss was primarily attributable to a decrease in operating costs. Net loss per common share was $1.39 and $1.56 for the years ended December 31, 2024, and 2023, respectively, an improvement of $0.17 per share (basic).

Financial Outlook

At the end of 2024, the Company’s contracts in backlog represented approximately $50.5 million in revenue, of which approximately $22.6 million is expected to be recognized in calendar 2025 not including an estimated $8.0 - $9.0 million in expected near-term awards and renewals. The remaining contract backlog consists of multi-year service and software agreements, along with project revenues extending through fiscal 2025, related to Duos Technologies, Duos Edge AI, and Duos Energy.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2025, the Company is in a position to reinstate revenue expectations for the fiscal year ending December 31, 2025. The Company expects total revenue for 2025 to range between $28 million and $30 million, representing an increase of 285% to 312% from 2024. Duos expects this improvement in operating results to be reflected over the course of the full year in 2025.

Management Commentary

“Over the past several months, we have made significant progress across all three of our business lines—rail, edge computing, and power—while also expanding our investor base and analyst coverage,” said Duos Chief Executive Officer Chuck Ferry. “Our Railcar Inspection Portal continues to gain traction, with growing interest from both rail operators and government agencies, despite the industry's slow adoption cycle. Meanwhile, Duos Edge AI is scaling quickly, with strong demand for our Edge Data Centers, particularly in underserved rural areas. We remain on track to deploy 15 pods by the end of 2025 and are actively exploring opportunities to accelerate that growth. At the same time, Duos Energy is capitalizing on unprecedented demand for behind-the-meter power solutions, securing contracts for 390MW in just the first three months of operation, with additional deals in negotiation. The synergies between our power and edge computing businesses have exceeded expectations, opening doors to new opportunities across both sectors. With strong execution and a diversified portfolio, we are well-positioned for continued growth and profitability in 2025 and beyond.”

Conference Call

The Company’s management will host a conference call today, March 31, 2025, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Monday, March 31, 2025

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13751912

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact DUOT@duostech.com.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiaries, Duos Technologies, Inc., Duos Edge AI, Inc., and Duos Energy Corporation, designs, develops, deploys and operates intelligent technology solutions for Machine Vision and Artificial Intelligence (“AI”) applications including real-time analysis of fast-moving vehicles, Edge Data Centers and power consulting. For more information, visit www.duostech.com , www.duosedge.ai and www.duosenergycorp.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to continue as a going concern, the Company's ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong

Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023

REVENUES:
Technology systems	$2,252,357	$3,618,022
Services and consulting	5,028,528	3,853,176

Total Revenues	7,280,885	7,471,198

COST OF REVENUES:
Technology systems	2,818,078	4,352,247
Services and consulting	3,993,592	1,810,070

Total Cost of Revenues	6,811,670	6,162,317

GROSS MARGIN	469,215	1,308,881

OPERATING EXPENSES:
Sales and marketing	2,138,431	1,493,309
Research and development	1,531,390	1,812,951
General and administration	7,782,920	9,449,187

Total Operating Expenses	11,452,741	12,755,447

LOSS FROM OPERATIONS	(10,983,526)	(11,446,566)

OTHER INCOME (EXPENSES):
Interest expense	(286,114)	(7,159)
Change in fair value of warrant liabilities	245,980	—
Gain on extinguishment of warrant liabilities	379,626	—
Other income, net	(120,423)	212,007

Total Other Income (Expenses), net	219,069	204,848

NET LOSS	$(10,764,457)	$(11,241,718)

Basic and Diluted Net Loss Per Share	$(1.39)	$(1.56)

Weighted Average Shares-Basic and Diluted	7,736,281	7,204,177

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023

ASSETS
CURRENT ASSETS:
Cash	$6,266,296	$2,441,842
Accounts receivable, net	403,441	1,462,463
Contract assets	635,774	641,947
Inventory	605,356	1,526,165
Prepaid expenses and other current assets	176,338	184,478
Note Receivable, net	—	—

Total Current Assets	8,087,205	6,256,895

Inventory – non current	196,315	—
Property and equipment, net	2,771,779	726,507
Operating lease right of use asset - Office Lease	4,028,397	4,373,155
Financing lease right of use asset - Edge Data Centers	2,019,180	—
Security deposit	500,000	550,000

OTHER ASSETS:
Equity Investment - Sawgrass APR Holdings LLC	7,233,000	—
Intangible Asset, net	9,592,118	—
Note Receivable, net	—	153,750
Patents and trademarks, net	127,300	129,140
Software development costs, net	403,383	652,838
Total Other Assets	17,355,800	935,728

TOTAL ASSETS	$34,958,677	$12,842,285

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$969,822	$595,634
Notes payable - financing agreements	17,072	41,976
Accrued expenses	373,251	164,113
Operating lease obligations - Office Lease -current portion	798,556	779,087
Financing lease obligation - Edge Data Centers - current portion	367,451	—
Notes payable, net of discount- related parties	1,758,396	—
Contract liabilities, current	11,805,018	1,666,243

Total Current Liabilities	16,089,566	3,247,053

Contract liabilities, less current portion	11,016,134	—
Operating lease obligations - Office Lease, less current portion	3,867,042	4,228,718
Financing lease obligation - Edge Data Centers, less current portion	1,724,604	—

Total Liabilities	32,697,346	7,475,771

Commitments and Contingencies (Note 12)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,441,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at December 31, 2024 and December 31, 2023, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at December 31, 2024 and December 31, 2023, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at December 31, 2024 and December 31, 2023, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,299 and 1,299 issued and outstanding at December 31, 2024 and December 31, 2023, respectively, convertible into common stock at $3.00 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 13,500 and 11,500 issued and outstanding at December 31, 2024 and December 31, 2023, respectively, convertible into common stock at $2.61 and $3.00 per share, respectively	14	12
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at December 31, 2024 and December 31, 2023, respectively, convertible into common stock at $6.20 per share	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 8,922,576 and 7,306,663 shares issued, 8,921,252 and 7,305,339 shares outstanding at December 31, 2024 and December 31, 2023, respectively	8,921	7,306
Additional paid-in-capital	76,777,856	69,120,199
Accumulated deficit	(74,368,009)	(63,603,552)
Sub-total	2,418,783	5,523,966
Less: Treasury stock (1,324 shares of common stock at December 31, 2024 and December 31, 2023)	(157,452)	(157,452)
Total Stockholders' Equity	2,261,331	5,366,514

Total Liabilities and Stockholders' Equity	$34,958,677	$12,842,285

 DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023

Cash from operating activities:
Net loss	$(10,764,457)	$(11,241,718)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,161,722	550,201
Stock based compensation	108,981	710,047
Stock issued for services	165,000	143,065
Amortization of debt discount related to warrant liabilities	184,002	—
Fair value of warrant liabilities	(245,980)	—
Gain on settlement of warrant liabilities	(379,626)	—
Amortization of operating lease right of use asset - Office Lease	344,757	316,776
Amortization of lease right of use asset - Edge Data Centers	50,820	—
Provision for credit losses, accounts receivable	76,037	—
Provision for credit losses, note receivable	161,250	—
Write off of inventory	126,703	—
Changes in assets and liabilities:
Accounts receivable	982,985	1,955,800
Note receivable	(7,500)	(153,750)
Contract assets	6,173	(216,225)
Inventory	52,700	(97,804)
Security deposit	50,000	50,000
Prepaid expenses and other current assets	414,091	744,771
Accounts payable	374,188	(1,694,756)
Accrued expenses	209,138	(289,209)
Operating lease obligation - Office Lease	(342,206)	(232,007)
Lease obligation - Edge Data Centers	22,055	—
Contract liabilities	2,760,480	708,245

Net cash used in operating activities	(3,488,687)	(8,746,564)

Cash flows from investing activities:
Purchase of patents/trademarks	(9,535)	(69,327)
Purchase of software development	—	(527,896)
Purchase of fixed assets	(1,831,763)	(496,686)

Net cash used in investing activities	(1,841,298)	(1,093,909)

Cash flows from financing activities:
Repayments on financing agreements	(430,855)	(520,529)
Repayment of finance lease	—	(22,851)
Proceeds from notes payable, related parties	2,200,000	—
Proceeds from warrant exercises	899,521	—
Proceeds from common stock issued	3,544,689	—
Stock issuance cost	(220,183)	(25,797)
Proceeds from shares issued under Employee Stock Purchase Plan	166,265	230,400
Proceeds from preferred stock issued	2,995,002	11,500,000

Net cash provided by financing activities	9,154,439	11,161,223

Net increase in cash	3,824,454	1,320,750
Cash, beginning of year	2,441,842	1,121,092
Cash, end of year	$6,266,296	$2,441,842

Supplemental Disclosure of Cash Flow Information:
Interest paid	$3,865	$7,159
Taxes paid	$20,126	$29,085

Supplemental Non-Cash Investing and Financing Activities:
Debt discount for warrant liability	$625,606	$—
Notes issued for financing of insurance premiums	$434,883	$487,929
Transfer of inventory to fixed assets	$545,091	$—
Intangible asset acquired with contract liability	$11,161,428	$—
Equity Investment - Sawgrass APR Holdings LLC	$7,233,000	$—
Right of use asset and liability for Edge Data Centers	$2,070,000	$—